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                                                                Exhibit 5.1

                                 G&W LETTERHEAD



(713) 547-3505

                                February 1, 1994

Wainoco Oil Corporation
1200 Smith Street
Houston, Texas  77002

Gentlemen:

                 We have acted as counsel for Wainoco Oil Corporation, a Wyoming corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 175,275 shares of the Company's Common Stock, no par value, to be issued and sold by the Company (the "Common Stock").

                 With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed below. Based upon the foregoing, we are of the opinion that the Common Stock, when issued, sold and delivered in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement, will be duly and validly issued, fully paid and nonassessable.

                 We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."



                                   Sincerely,

                                        GARDERE & WYNNE, L.L.P.


                                            /s/ EDWARD RHYNE
                                        By: __________________________________
                                                Edward Rhyne, Partner